Exhibit 99.1

Contact:	Richard J. Lieb,
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800
For Immediate Release
GREENHILL & CO. REPORTS QUARTERLY
EARNINGS PER SHARE OF $0.06 AND ANNUAL EARNINGS PER SHARE OF $1.12
•	Annual advisory revenue up 17% from prior year, far outpacing the 2%[1] increase in the volume of completed M&A transactions globally

•	Annual total revenue down 7% due to reduced contribution from our portfolio of remaining principal investments

•	Compensation ratio for quarter and year above historic norm, driven by significant growth in senior personnel amid a slow rebound in global transaction activity; commitment to return to historic compensation cost discipline as transaction activity rebounds further remains unchanged

•	Net income and earnings per share lower due to modest total revenue decline and higher costs related to expansion

•	Separation from our historic merchant banking business completed at year-end; Firm now focused entirely on client advisory activities

•	Added 11 Managing Directors in 2010 and gained 5 more from internal promotions on January 1, 2011; total client-facing Managing Directors now 68
NEW YORK, January 26, 2011 — Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $278.3 million and net income available to common stockholders of $34.5 million for the year ended December 31, 2010. Diluted earnings per share were $1.12 for the year ended December 31, 2010.
The Firm’s 2010 revenues compare with revenues of $298.6 million for 2009, which represents a decrease of $20.3 million or 7%. The Firm’s 2010 net income available to common stockholders and diluted earnings per share compare with $71.2 million of net income available to common stockholders and $2.39 of diluted earnings per share, respectively, for the year ended December 31, 2009, representing decreases of 52% and 53%, respectively.

[1]	Global M&A completed transaction volume for the year ended December 31, 2010 as compared to the year ended December 31, 2009. Source: Thomson Financial as of January 25, 2011.

The Firm’s fourth quarter revenues were $61.9 million, which compare with revenues of $66.4 million for the fourth quarter of 2009, representing a decrease of $4.5 million, or 7%. Financial advisory revenues for the fourth quarter of 2010 were $56.7 million as compared to $63.0 million for the same period in 2009, or down 10%. The Firm’s fourth quarter net income available to common stockholders was $2.0 million, which compares with net income available to common stockholders of $17.0 million in the fourth quarter of 2009, representing a decrease of $15.0 million or 88%. Diluted earnings per share for the fourth quarter of 2010 were $0.06, which compares with $0.57 for the fourth quarter of 2009, representing a decrease of $0.51 per share, or 89%.
The Firm’s revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of investment gains (or losses) and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.
“Our 17% growth in advisory revenue in 2010 significantly outpaced the modest increase in global completed transaction activity. And for the second year in a row our advisory revenue grew considerably faster than that reported by the large banks who are our primary competitors, indicating that our growth in market share has continued. Nonetheless, we do not believe our revenue results were indicative of our Firm’s capabilities. Globally, we earned fees from 38% more clients than the prior year and announced a record number of transactions, but transaction sizes were typically considerably smaller than in past years given market conditions. On a regional basis, strong revenue contributions from our North American and Australian regions were offset by weak results in our European offices, where transaction activity was impacted by the sovereign debt crisis that flared up during the year. Looking forward, there are signs that general transaction activity is continuing to rebound, and that our Firm is well positioned to benefit from that. Global transaction announcements grew 24%2 in 2010, compared to only a 2% increase in transaction completions, indicating that an increased number of transactions remain in process. That is consistent with our own experience, given that we announced 12 transactions just in the month of December and carried several earlier assignments into the new year that had been previously expected to close in 2010,” Robert F. Greenhill, Chairman, said.
“While we expect that our 2010 compensation cost ratio will again be lower than those of our most comparable peers, a third year of significant expansion combined with a very modest upturn in general completed transaction activity prevented us from repeating the very low cost ratio that we had achieved in each of the prior five years. The past three difficult years have been ones of extraordinary expansion of our business, with our client-facing Managing Directors increasing by 2.4 times to 68 currently. While there are obviously upfront costs involved in such an expansion, we can already see the benefits in our much larger number of clients, an increased level of transaction announcements and large revenue contributions from the Australian and Japanese businesses that we have added. Looking forward, we will continue to recruit additional senior talent on an opportunistic basis, but our higher priority in the near term will be to reap the benefits of what we have built as transaction activity rebounds and thereby return to our historic level of cost discipline,” Scott L. Bok, Chief Executive Officer, commented.

[2]	Global M&A announced transaction volume for the year ended December 31, 2010 as compared to the year ended December 31, 2009. Source: Thomson Financial as of January 25, 2011.

“In light of our compensation ratio being higher than in past years, our Chairman, Chief Executive Officer and the other members of senior management will forego any cash bonuses with respect to 2010, and their grants of Restricted Stock Units will all cliff vest in 5 years. This further aligns them with our shareholders and provides incentives for continued long term commitment to the Firm.” Mr. Bok added.
Revenues
Revenues by Source
The following provides a breakdown of total revenues by source for the three month periods and years ended December 31, 2010 and 2009, respectively:

	For the Three Months Ended
	December 31, 2010		December 31, 2009
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial advisory fees	$56.7	92%	$63.0	95%
Merchant banking and other investment revenues	5.2	8%	3.4	5%

Total revenues	$61.9	100%	$66.4	100%

	For the Year Ended
	December 31, 2010		December 31, 2009
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial advisory fees	$252.2	91%	$216.0	72%
Merchant banking and other investment revenues	26.1	9%	82.6	28%

Total revenues	$278.3	100%	$298.6	100%

Financial Advisory Revenues
Full Year
Financial advisory revenues were $252.2 million in the year ended December 31, 2010 compared to $216.0 million in the year ended December 31, 2009, which represents an increase of 17%. At the same time, worldwide completed M&A volume increased by 2%, from $1,828.7 billion in 2009 to $1,865.0 billion in 2010.
The increase in our financial advisory fees in 2010 as compared to 2009 resulted from an increase in the volume of both completed assignments and strategic advisory assignments with related retainer fees, partially offset by a decrease in the typical scale of the fees, which resulted from smaller average transaction sizes. We earned advisory revenue from 108 different clients in 2010, compared to 78 in 2009. We earned $1 million or more from 57 clients in 2010, compared to 43 in 2009, of which 44% were new to the Firm in 2010. The ten largest fee-paying clients contributed 36% and 41% to our total revenues in 2010 and 2009, respectively, and only one of those clients had in any prior year been among our ten largest fee-paying clients.

Historical Financial Advisory Revenues by Client Location

	For the Year Ended December 31,
	2010	2009	2008	2007	2006
North America	56%	65%	53%	37%	50%
Europe	18%	34%	44%	61%	49%
Australia	15%	—	—	—	—
Asia, Latin America & Other	11%	1%	3%	2%	1%
Historical Financial Advisory Revenues by Industry

	For the Year Ended December 31,
	2010	2009	2008	2007	2006
Financial Services	17%	19%	18%	26%	10%
Energy & Utilities	14%	8%	13%	6%	7%
Healthcare	7%	16%	8%	1%	21%
Communications & Media	7%	1%	11%	12%	15%
Consumer Goods & Retail	6%	8%	7%	20%	4%
Real Estate, Lodging & Leisure	6%	2%	8%	5%	4%
Technology	4%	10%	1%	2%	4%
General Industrial & Other	39%	36%	34%	28%	35%
Fourth Quarter
Financial advisory revenues were $56.7 million in the fourth quarter of 2010 compared to $63.0 million in the fourth quarter of 2009, which represents a decrease of 10%. The decline resulted from the completion of fewer large transactions compared to the prior year.
Completed assignments in the fourth quarter of 2010 included:
•	the acquisition by Aegis Group plc of Mitchell Communication Group Limited;

•	the sale by Coca-Cola Enterprises, Inc. of its North American bottling operations to The Coca-Cola Company and concurrent acquisition of the bottling operations in the Nordic region;

•	the sale of Coin Acceptors, Inc.’s UK-based subsidiary, Money Controls Ltd. to Crane Co.;

•	the acquisition by CSG Systems of Intec Telecom Systems plc;

•	the acquisition by Earthlink Inc. of ITC^DeltaCom Inc.;

•	the sale of Elders Ltd’s stake in Rural Bank to Bendigo and Adelaide Bank Ltd.;

•	the representation of unsecured creditors of General Growth Properties Inc. in connection with its Chapter 11 proceedings;

•	the sale of Healthcare Australia Holdings Pty Ltd to Healthcare Locums;

•	the representation of the special committee of IAC/InterActiveCorp on the repurchase of all IAC shares held by Liberty Media in exchange for assets and cash;

•	the representation of the Pension Benefit Guaranty Corporation in connection with its claim in Chemtura’s Chapter 11 proceeding;

•	the sale of Viridian’s regulated electricity transmission and distribution business, Northern Ireland Electricity, to ESB; and

•	the sale of Wacker Chemical Corporation’s 50% equity stake in Planar Solutions LLC to its JV partner, FUJIFILM Corporation.
During the quarter, we also acted as placement agent in connection with the sale of limited partner interests for two private equity funds which held their first closings.
In January 2011, David Brown (New York), Rakesh Chawla (New York), Richard Hoyle (London), Doug Kinney (Chicago) and Rahul Mody (London) were promoted to Managing Director. Mr. Brown focuses on Private Capital Advisory activities, Mr. Chawla focuses on the financial services industry, Mr. Hoyle focuses on U.K. clients, Mr. Kinney focuses on Real Estate Capital Advisory activities and Mr. Mody focuses on the European infrastructure industry.
Merchant Banking and Other Investment Revenues
Effective December 31, 2010 the Firm completed its separation from its historic merchant banking business and will cease earning management fees or incurring personnel or other costs related to that business. However, the Firm has retained its existing portfolio of investments and will continue to recognize gains and losses on its investments on a quarterly basis until such investments are realized over time. At December 31, 2010, the Firm had principal investments of $164.2 million, including our investment in Iridium Communications, Inc. (NASDAQ: IRDM) (“Iridium”) of $80.9 million.
The following table sets forth additional information relating to our merchant banking and other investment revenues for the three month periods and years ended December 31, 2010 and 2009:

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
	(in millions, unaudited)
Management fees	$2.2	$4.2	$12.9	$17.4
Net realized and unrealized gains on investments in merchant banking funds	5.0	5.2	6.7	3.5
Net realized and unrealized merchant banking profit overrides	0.1	(0.4)	0.2	(0.7)
Sale of certain merchant banking assets	0.3	21.8	1.1	21.8
Net unrealized gain (loss) in Iridium	(2.6)	(26.9)	5.0	42.1
Other realized and unrealized investment income (loss)	—	(0.5)	(0.2)	(1.8)
Interest income	0.2	—	0.4	0.3

Total merchant banking & other revenues	$5.2	$3.4	$26.1	$82.6

Full Year
For the year ended December 31, 2010, the Firm earned $26.1 million in merchant banking and other investment revenues compared to $82.6 million in the year ended December 31, 2009. The decrease in 2010 merchant banking and other investment revenues resulted primarily from the absence of both the large 2009 unrealized gain recorded in Iridium and the gain related to the sale of certain merchant banking assets as part of our separation from that business. Management fees declined in 2010 as compared to the prior year as a result of the expiration of the commitment period of Greenhill Capital Partners Fund II (“GCP II”).
Fourth Quarter
The Firm earned $5.2 million in merchant banking and other investment revenues in the fourth quarter of 2010 compared to $3.4 million in the fourth quarter of 2009. In the fourth quarter of 2010 we recognized net investment gains of $3.0 million principally from an increase in the value of merchant banking fund investments offset by a decline in the market value of our investment in Iridium. During the same period in 2009 we recognized an investment loss of $0.8 million, which was comprised of a decline in the value of Iridium, offset by gains from both the sale of certain merchant banking assets and an increase in the value of our merchant banking fund investments. Management fees declined as compared to the same period in the prior year due to the reduction of the management fee amount charged by GCP II after the expiration of its commitment period.
In accordance with the terms of the separation agreement in respect of our merchant banking business, during 2010 the excess of management fee revenue over the amount paid for compensation and other operating expenses associated with the management of the funds is treated by the Firm as a noncontrolling interest.
The investment gains or losses in our merchant banking and other investment portfolio may fluctuate significantly over time due to factors beyond our control, such as performance of each company in our portfolio, equity market valuations, commodity prices and merger and acquisition opportunities. Revenue recognized from gains (or losses) recorded in any particular period are not necessarily indicative of revenue that may be realized and/or recognized in future periods.
Expenses
Operating Expenses
Full Year
For the year ended December 31, 2010, total operating expenses were $219.4 million, compared to $184.8 million of total operating expenses for the same period in 2009. The increase of $34.6 million, or 19%, results from increases in compensation expense and non-compensation expenses, both related to the expansion of the Firm, as described in more detail below. Similarly, as a result of relatively low revenue and an increase in our operating costs, our 2010 pre-tax income margin was 21% as compared to 38% in 2009.

Fourth Quarter
Our total operating expenses for the fourth quarter of 2010 were $60.3 million, which compares to $43.5 million of total operating expenses for the fourth quarter of 2009. This represents an increase in total operating expenses of $16.8 million, or 39%, and results from increases in both our compensation expense and non-compensation expense, each as described in more detail below. Our pre-tax income margin was 3% in the fourth quarter of 2010 compared to 35% in the fourth quarter of 2009.
The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients and merchant banking portfolio companies:

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
	(in millions, unaudited)
Employee compensation and benefits expense	$45.2	$31.5	$159.9	$138.3
% of revenues	73%	47%	57%	46%
Non-compensation expense	15.1	12.0	59.5	46.5
% of revenues	24%	18%	21%	16%
Total operating expense	60.3	43.5	219.4	184.8
% of revenues	97%	65%	79%	62%
Total income before tax	1.6	23.0	59.0	113.9
Pre-tax income margin	3%	35%	21%	38%
“Both our compensation and non-compensation costs this year are reflective of our significant expansion. In part, they also reflect transaction costs related to our Australian acquisition, amortization of intangibles also related to Australia and some employee severance as we reviewed our businesses around the world over the course of the year. As and when transaction activity rebounds we will look to bring our cost ratios back toward their historic levels,” Richard J. Lieb, Chief Financial Officer, added.
Compensation and Benefits Expenses
Full Year
Our employee compensation and benefits expenses were $159.9 million for the year ended December 31, 2010 as compared to $138.3 million of compensation and benefits expenses for the same period in the prior year. The increase of $21.6 million, or 16%, principally results from the significant recruitment of Managing Directors during 2010, including those who joined us as part of our Australian acquisition. For 2010 the ratio of compensation expense to revenues was 57% as compared to 46% for the same period in 2009.

Fourth Quarter
Our employee compensation and benefits expenses in the fourth quarter of 2010 were $45.2 million, which reflects a 73% ratio of compensation to revenue. This amount compared to $31.5 million for the fourth quarter of 2009, which reflected a 47% ratio of compensation to revenue. The increase of $13.7 million, or 44%, results from the incremental costs associated with increased headcount spread over lower revenues in the fourth quarter of 2010 compared to the comparable period in 2009.
Our compensation expense is generally based upon revenue and can fluctuate materially in any particular period depending upon the amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.
Non-Compensation Expenses
Full Year
For the year ended December 31, 2010, our non-compensation expenses were $59.5 million, compared to $46.5 million for the same period in 2009, reflecting an increase of $13.0 million, or 28%. The increase in non-compensation expenses includes costs from our recently acquired Australian business of $6.7 million, including $2.4 million related to the amortization of acquired intangible assets. As compared to 2009 the remainder of the increase in costs related to higher occupancy, travel, and other costs related to the increase in personnel and transaction costs incurred for the Australian acquisition. Interest expense increased due to higher average borrowings outstanding as compared to the same period in 2009.
Non-compensation expenses as a percentage of revenues were 21% and 16% for the years ended December 31, 2010 and 2009, respectively. This increase in non-compensation expenses as a percentage of revenue in the year ended December 31, 2010 as compared to the same period in the prior year reflects higher expenses spread over lower revenues.
Fourth Quarter
Our non-compensation expenses were $15.1 million in the fourth quarter of 2010, compared to $12.0 million in the fourth quarter of 2009, reflecting an increase of $3.1 million, or 26%. The increase in non-compensation expenses principally related to costs from our Australian acquisition in April 2010.
Non-compensation expenses as a percentage of revenues in the three months ended December 31, 2010 were 24% compared to 18% for the same period in the prior year. This increase in non-compensation expenses as a percentage of revenue in the three months ended December 31, 2010 as compared to the same period in the prior year results principally from the increase in costs related to the Australian business spread over lower revenues in the fourth quarter of 2010 as compared to the same period in 2009.

The Firm’s non-compensation expenses as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenue in any particular period may not be indicative of the non-compensation expenses as a percentage of revenue in future periods.
Provision for Income Taxes
Full Year
For the year ended December 31, 2010, the provision for taxes was $19.5 million, which reflects an effective tax rate on income allocated to common stockholders of 36%. This compares to a provision for taxes for the year ended December 31, 2009 of $42.7 million, which reflects an effective tax rate of 38% for the year. The decrease in the provision for taxes is attributable to lower pre-tax income. The decrease in the effective tax rate resulted from an increase in earnings from lower tax rate foreign jurisdictions during the year ended December 31, 2010 as compared to the same period in 2009.
Fourth Quarter
During the fourth quarter of 2010 we recognized an income tax benefit of $0.8 million. This benefit resulted from the incurrence of lower state taxes than had been previously accrued. This compares to a provision for taxes in the fourth quarter of 2009 of $6.0 million, which reflects an effective tax rate of 26% for the period.
The effective tax rate can fluctuate as a result of variations in the relative amounts of financial advisory and investment income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.
Liquidity and Capital Resources
As of December 31, 2010, we had cash of $74.9 million, investments of $164.2 million and short term debt of $67.0 million.
We had total expected commitments (not reflected on our balance sheet), relating to remaining commitments to our historic merchant banking funds, of approximately $28.2 million as of December 31, 2010. These commitments are expected to be drawn on over the next few years.
“Our intention continues to be that we will liquidate our principal investment portfolio on an opportunistic basis over time and use the proceeds of that, as well as our operating cash flow from the advisory business, both to reduce our debt and to return cash to shareholders via share repurchases and dividends,” Richard J. Lieb, Chief Financial Officer, added.
Dividend
The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on March 16, 2011 to common stockholders of record on March 2, 2011.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements
The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2009 and subsequent Forms 8-K.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues
Financial advisory fees	$56,678,274	$62,965,085	$252,201,299	$215,993,403
Merchant banking and other investment revenues	5,009,220	3,454,319	25,680,717	82,300,303
Interest income	206,980	16,384	447,238	352,028

Total revenues	61,894,474	66,435,788	278,329,254	298,645,734

Expenses
Employee compensation and benefits	45,171,919	31,481,247	159,882,352	138,297,822
Occupancy and equipment rental	4,530,250	3,383,769	15,749,998	11,705,610
Depreciation and amortization	1,862,073	779,380	5,986,064	4,117,499
Information services	1,638,050	1,322,427	6,805,000	5,703,865
Professional fees	1,463,294	2,083,080	7,329,075	6,755,764
Travel related expenses	2,404,916	2,150,787	10,129,217	7,773,539
Interest expense	327,710	307,900	2,076,778	1,294,804
Other operating expenses	2,873,388	1,940,081	11,419,593	9,103,528

Total expenses	60,271,600	43,448,671	219,378,077	184,752,431

Income before taxes	1,622,874	22,987,117	58,951,177	113,893,303

Provision (benefit) for taxes	(844,181)	5,951,052	19,530,433	42,735,740

Consolidated net income	2,467,055	17,036,065	39,420,744	71,157,563

Less: Net income (loss) allocated to noncontrolling interests	472,919	31,193	4,894,833	(82,451)

Net income allocated to common stockholders	$1,994,136	$17,004,872	$34,525,911	$71,240,014

Average shares outstanding:
Basic	30,891,677	29,781,092	30,726,628	29,663,616
Diluted	30,952,190	29,935,675	30,776,034	29,753,609
Earnings per share:
Basic	$0.06	$0.57	$1.12	$2.40
Diluted	$0.06	$0.57	$1.12	$2.39

Dividends declared and paid per share	$0.45	$0.45	$1.80	$1.80